IRREVOCABLE PROXY


            The undersigned, National Auto Finance Company, L.P., a Delaware limited partnership (the "PARTNERSHIP"), is the holder of 4,230,000 shares of common stock (the "SHARES"), par value $.01 per share, of National Auto Finance Company, Inc., a Delaware corporation (the "COMPANY").

            The undersigned hereby grants an irrevocable proxy to, and constitutes and appoints the persons from time to time designated to serve on the Company's Board of Directors by The 1818 Mezzanine Fund, L.P., a Delaware limited partnership (the "FUND"), PC Investment Company, a Delaware corporation ("PCI"), Progressive Investment Company, Inc., a Delaware corporation ("PROGRESSIVE"), Manufacturers Life Insurance Company (U.S.A.), a Michigan corporation ("ML"), and The Structured Finance High Yield Fund, LLC, a Delaware limited liability company ("SFHY"), the undersigned's true and lawful attorney-in-fact, with full power of substitution, to vote, or to execute and deliver written consents or otherwise act with respect to, the Shares and any other shares of capital stock of the Company now owned or hereafter acquired by the undersigned (the "PROXY SHARES") as fully and to the same extent and with the same effect as the undersigned might or could do under any applicable laws or regulations governing the rights and powers of stockholders of the Company.

            If more than one of the above-mentioned proxies shall be present and voting in person or by substitution at any such meeting, or at any adjournment or adjournments thereof, the majority of the proxies so present and voting, either in person or by substitution, shall exercise all the powers hereby given.

            This proxy is the proxy contemplated by, and attached as Exhibit F to, that certain Restructuring Agreement, dated as of April 7, 1999 (the "RESTRUCTURING AGREEMENT"), by and among the Company, the Partnership, National Auto Finance Corporation, a Delaware corporation, Nova Financial Corporation, a Delaware corporation, Nova Corporation, a Delaware corporation, Gary L. Shapiro, Edgar A. Otto, Stephen L. Gurba, the Fund, PCI, Progressive, ML and SFHY. The Restructuring Agreement provides, among other things, for a release of the undersigned from certain claims asserted against it, and this proxy is therefore a proxy coupled with an interest. As to any Proxy Share, this proxy shall terminate upon the earlier of (i) the date on which such Proxy Share is sold, assigned, transferred or otherwise disposed of in an arm's length transaction to a party who is not an affiliate (as defined in Rule 405 under the Securities Act of 1933, as amended) of the Partnership or its partners, and (ii) the date on which the Restructuring Agreement is terminated as provided therein.

            The undersigned consents and acknowledges that a notation regarding this proxy and the transfer limitations set forth in Section 5(b) of the Restructuring Agreement may be placed on the stock certificate(s) representing the Proxy Shares.



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            IN WITNESS WHEREOF,  the undersigned has executed and delivered this
Irrevocable Proxy, this 7th day of April, 1999.

                                    NATIONAL AUTO FINANCE COMPANY, L.P.,
                                    a Delaware limited partnership
                                    By:  National Auto Finance Corporation,
                                         its general partner


                                         By:----------------------------------
                                             Name:  Gary L. Shapiro
                                             Title:  President